Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 15, 2020 (the “Effective Date”) by and between Wayside Technology Group, Inc., a Delaware corporation (the “Company” or “Wayside”), and Dale Foster (the “Executive”).

WITNESSETH:

WHEREAS, Executive previously served as the President of Lifeboat Distribution, Inc., a subsidiary of the Company;

WHEREAS, the Company desires the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to be employed by the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.	Employment.

(a) Position. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as “Chief Executive Officer”.

(b) Duties.  The Executive’s duties shall be prescribed from time to time by the Board of Directors of the Company (the “Board”) and shall include such responsibilities as are customary for employees performing functions similar to those of the Executive. In addition, the Executive shall serve at no additional compensation in such executive capacity or capacities with respect to any subsidiary or affiliate of the Company to which he may be elected or appointed, provided that such duties are not inconsistent with those of a Chief Executive Officer. The Executive shall devote substantially all of the Executive’s time and attention to the performance of the Executive’s duties and responsibilities for and on behalf of the Company except as set forth herein or as may be consented to by the Company.

(c) Outside Activities.  Notwithstanding anything to the contrary herein, Executive shall be permitted: (i) to serve as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of any charitable or philanthropic organization; (ii) to engage in charitable, community or philanthropic activities or any other activities; or (iii) to serve as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by the Executive so as not to affect, interfere or conflict with, individually or in the aggregate, the performance of the Executive's duties and responsibilities.  Any outside activities in excess of the foregoing shall require the consent of the Board, which consent will not be unreasonably withheld, delayed or conditioned.

(d) Company Policies.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Term of Employment.  Unless terminated earlier in accordance with the provisions of this Agreement, the Term of this Agreement shall commence on the Effective Date and shall continue until the first  (1st) anniversary of the Effective Date (the “Term”).  The Term shall thereafter automatically renew for successive additional one (1) year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the end of the then-current Term.  The non-renewal of the Term by the Company shall be deemed as a termination by the Company of Executive’s employment without Cause (as defined in Section 4(c)).  The parties expressly agree that designation of a Term does not in any way limit the right of the parties to terminate the Executive’s employment at any time as hereinafter provided.

3. Compensation. The Executive shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

(a) Base Salary.  The Employee shall be paid a base salary at the rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum (the “Base Salary”), less such deductions for withholding taxes required under applicable law or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term in equal periodic installments in accordance with Company’s then current general salary payment policies.  The Executive’s Base Salary shall be reviewed annually by the Board, or a committee thereof, and may be increased based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

(b) Bonuses; Equity Compensation.  During the Term, the Executive shall be eligible to earn a cash bonus and equity compensation in the amount(s) consistent with the annual compensation plan as adopted by the compensation committee of the Board.  In all events, any cash bonus earned pursuant to this Section 3(b) will be paid on or before March 15 of the calendar year following the calendar year for which such cash bonus is earned.

(c) Benefits. During the Term, the Company shall provide the Executive with the following benefits:

(i) Company Plans.  The Executive and his “dependents” (as that term may be defined under the applicable benefit plan(s) of the Company) shall be included, if and to the extent eligible thereunder, in any and all standard benefit plans, programs and policies of the Company, which may include health care insurance (medical, dental and vision), long-term disability plans, life insurance, supplemental disability insurance, supplemental life insurance and a 401(k) plan (the “Benefits Plans”). The Executive acknowledges and agrees that the Benefits Plans may from time to time be modified by the Company as it deems necessary and appropriate.

(ii) Paid Time Off.  During the Term, the Executive shall be entitled to paid vacation, paid holidays and other paid time off (“PTO”) for which executives of the Company are generally eligible, in each case consistent with Company policy in effect from time to time, provided,  that the Executive will be entitled to no less than 20 days of vacation annually.  The Executive shall be entitled to payment for unused PTO, up to a maximum of twenty (20) PTO days, upon the termination of Executive’s employment, regardless of who terminates or the reason therefor.

(d) Withholding.  The Company is authorized to deduct and withhold from the Executive’s compensation all sums authorized by the Executive or necessary or required (whether by law, court decree, executive order or otherwise), including, but not limited to, social security, income tax withholding and otherwise, and any other amounts required by law or any taxing authority.

(e) Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentment of a valid receipt or other usual and customary documents evidencing such expenses. The Company will reimburse properly substantiated and timely submitted expenses no later than 30 days after the date the appropriate documentation is submitted by the Executive.

4.	Termination.

(a) General.  The employment of the Executive hereunder (and this Agreement) shall terminate upon expiration of the Term pursuant to Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

(b) Termination Upon Mutual Agreement.  The Company and the Executive may, by mutual written agreement, terminate the employment of the Executive hereunder (and this Agreement) at any time, in which case the Executive will be entitled to the Standard Termination Benefits (as defined in Section 4(j)), as well as any additional termination benefits set forth in such mutual written agreement.

(c) Termination by the Company for Cause.   The employment of the Executive hereunder (and this Agreement) shall be terminated (but after the expiration of the cure period described in clause (v) below, if applicable), at the option of the Company, for “Cause” (as defined herein), upon written notice to the Executive specifying the subsection(s) of the definition of Cause relied on to support the decision to terminate, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive the Standard Termination Benefits.  Termination by the Company for Cause shall be effective immediately after the Company gives notice to Executive of Executive’s termination, unless the Company specifies a later date, in which case, termination shall be effective as of such later date; provided that no effective date of termination shall precede the expiration of the cure period described in clause (v) below, if applicable.  For purposes of this Agreement,  “Cause” means: (i) an act of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that is intended to result in personal enrichment of the Executive; (ii) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud or moral turpitude, in each case in which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the Board; (iv) serious neglect or misconduct in the performance of Executive’s duties for the Company or willful or repeated failure or refusal to perform such duties; (v) the material breach by the Executive of any provision of Section 6 [Restrictive Covenants] hereof if (in the event such failure is reasonably susceptible of cure) such failure continues uncured for ten  (10) days after written notice specifying in reasonable detail such failure; or (vi) the abuse by the Executive of drugs or alcohol, if such abuse has or is reasonably expected to have a material adverse effect on the business of the Company.

(d) Termination by the Company without Cause.  The employment of the Executive hereunder (and this Agreement) may be terminated at any time, at the option of the Company without Cause.  Termination by the Company without Cause shall be effective immediately after the Company gives notice to Executive of Executive’s termination, unless the Company specifies a later date, in which case, termination shall be effective as of such later date.  If the Company terminates the Executive’s employment with the Company without Cause as specified in the previous sentence, the Company shall pay to the Executive the Standard Termination Benefits.  Additionally, if: (i) the Executive delivers to the Company an effective, general release of claims in favor of the Company in a form substantially similar to Exhibit A (the “Release”) within forty-five (45) days following the termination date; and (ii) the Executive returns all Company property, complies in all material respects with his post-termination obligations under this Agreement and the Release, and complies in all material respects with the Release including, without limitation, any non-disparagement and confidentiality provisions contained therein, then the Executive shall be eligible to receive the Severance Benefits.

(e) Termination Upon Death of Executive.  This Agreement will terminate automatically upon the death of the Executive, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive’s estate or his personal representative, as the case may be, the Standard Termination Benefits.

(f) Termination Upon Disability of Executive.  The employment of the Executive hereunder (and this Agreement) shall be terminated, at the option of the Company, upon not less than thirty (30) days prior written notice to the Executive or his legal representative, as the case may be, in the event the Executive suffers a “Total Disability” (as defined below), in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive or his legal representative, as the case may be, the Standard Termination Benefits.  “Total Disability” shall mean the determination by the Board, that, because of a medically determinable disease, condition, injury or other physical or mental disability, the Executive is unable to substantially perform the duties of the Executive required hereby, and that such disability is determined or reasonably expected to last for a continuous period of one hundred eighty (180) days.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(g) Resignation by the Executive for Good Reason.  The Executive shall be able to terminate this Agreement for Good Reason by providing written notice of termination to the Company within thirty (30) days after expiration of the cure period described in the last sentence of this Section 4(g).  If the Executive resigns from his employment with the Company for Good Reason, the Company shall pay to the Executive the Standard Termination Benefits.  Additionally, if: (i) the Executive delivers to the Company the Release within forty-five (45) days following the termination date; and (ii) the Executive returns all Company property, complies with the post-termination restrictive covenants under this Agreement, and complies with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, then the Executive shall be eligible to receive the Severance Benefits. For purposes of this Agreement, “Good Reason” means, with respect to the Executive, in each case to the extent not consented by the Executive: (i) a material violation of this Agreement or any other material agreement between the Executive and the Company, by the Company; (ii) any assignment of duties to the Executive that would require an unreasonable amount of the Executive's work time and that are duties which customarily would be discharged by persons junior or subordinate in status to the Executive within the Company as determined in good faith by the Executive and taking into consideration trends and customs in the market and industry in which the Company operates; or (iii) a decrease in the Executive’s Base Salary, provided that the Executive shall not have Good Reason unless the Executive shall have provided the Company written notice describing such violation in sufficiently reasonable detail for the Company to understand the breach alleged to have occurred, with such notice provided to the Company no later than twenty (20) days after the alleged breach first occurs, and the Company shall fail to cure such alleged breach within thirty (30) days after the Executive has provided the Company the required notice.

(h) Resignation by the Executive without Good Reason.  The employment of the Executive hereunder (and this Agreement) may be terminated, at the option of the Executive, without Good Reason, upon thirty (30) days’ prior written notice from the Executive to the Company, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive the Standard Termination Benefits.

(i) Termination in the Event of Change in Control.   During the Term, if, upon a Change in Control or within twelve (12) months following a Change in Control, Executive’s employment terminates, either (i) by the Company without Cause, or (ii) by Executive for Good Reason, the Company shall pay to the Executive the Standard Termination Benefits.  Additionally, if: (x) the Executive delivers to the Company the Release within forty-five (45) days following the termination date; and (y) the Executive returns all Company property, complies with the post-termination restrictive covenants under this Agreement, and complies with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, then  the Executive shall receive: (A) the Severance Benefits paid in accordance with Section 4(k); and (B) an amount in cash equal to the cash bonus paid (but, for avoidance of doubt, not any equity compensation awarded) to Executive pursuant to Section 3(b) for the year immediately prior to the year in which the termination in the event of Change in Control occurs, less all applicable withholdings and deductions, paid in equal installments ((A) and (B) together, “Change in Control Payments”).  No Change in Control Payments will be made prior to the sixtieth (60th) day following the Executive’s Separation from Service (as defined in Section 7(a)).  On the 60th day following the Executive’s Separation from Service, the Company will pay the Executive in a lump sum the payments that the Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Section 409A and the effectiveness of the Release, with the balance of the payments being paid as originally scheduled.  Upon the occurrence of a Change in Control, all of the Executive’s outstanding equity awards shall become immediately and fully vested.  For purposes of this Agreement, “Change in Control” means: a change in control of a nature that would be required to be reported in response to Item 1 of a Current Report on Form 8-K as in effect on the date the Wayside Technology Group, Inc 2012 Stock-Based Compensation Plan (the “2012 Plan”) became effective under section 13 or 15(d) of the Exchange Act, provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(I) the acquisition of more than 50% of beneficial ownership of the combined voting stock of the Company by any person or group other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the effective date of the 2012 Plan;

(II) consummation by the Company of a reorganization, merger or consolidation in which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, unless the transaction is structured as “merger of equals” and the Board determines that a change in control has not occurred;

(III) the sale of all or substantially all of the Company’s assets to a party which is not controlled by or under common control with the Company; or

(IV) during any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, except that individuals whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then on the Board (other than in connection with an actual or threatened election contest) are treated as Incumbent Directors.

(j) Standard Termination Benefits in the Event of Separation from Employment.  In the event that the Executive separates from employment for any reason or no reason, the Company shall pay to the Executive within thirty (30) days of such termination: (i) accrued and unpaid Base Salary in accordance with Section 3(a); (ii) any unreimbursed expenses payable in accordance with Section 4; (iii) any amounts payable under any of the benefit plans of the Company in which the Executive was a participant in accordance with applicable law and the terms of those plans; and (iv) any accrued but unpaid bonus in accordance with Section 3(b) for any calendar year completed as of the Executive’s termination date (collectively, the “Standard Termination Benefits”).

(k)    Severance.  If the Company terminates the Executive’s employment at any time without Cause, or the Executive terminates employment with the Company for Good Reason, the Executive shall receive (i) an amount equal to the Executive’s then current Base Salary for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid in accordance with the Company’s standard payroll practices (subject to the provisions of this Section 4(k)), (ii) if elected by the Executive in accordance with the election procedures in place at the time of termination, the Company shall, during the Severance Period, reimburse the Executive for continuation premiums under COBRA (or similar applicable law) for the Executive and the Executive’s covered qualified dependents, and (iii) if the effective date for such termination of employment is on or after July 1st during any calendar year, a cash payment equal to (A) the cash bonus paid to Executive pursuant to Section 3(b) for the calendar year prior to the date of termination, multiplied by (B) a fraction, the numerator of which is the number of days during such calendar year that the Executive was employed by the Company, and the denominator of which is three hundred and sixty-five (365) ((i), (ii) and (iii), collectively, the “Severance Benefits”).  No payments of Severance Benefits will be made prior to the sixtieth (60th) day following the Executive’s Separation from Service (as defined in Section 7(a)).  On the 60th day following the Executive’s Separation from Service, the Company will pay the Executive in a lump sum the payments that the Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Section 409A and the effectiveness of the Release, with the balance of the payments being paid as originally scheduled.

5. Assignment of Intellectual Property Rights. In consideration of his employment, the Executive agrees to be bound by this Section 5.

(a) General. The Executive agrees to assign, and hereby assigns, to the Company all of his rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that were previously or are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by him during his employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, working hours or using any of the Company’s assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). The Executive will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b) Assurances.  The Executive hereby agrees, during the Term and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

(c) Other Inventions. The Executive agrees to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by him (alone or with others) prior to or independently of his employment by the Company or any of its subsidiaries

(collectively, “Prior Inventions” attached hereto as Schedule A) in any work he performs for the Company, without the Company’s prior written consent. If (i) he uses or discloses any Prior Inventions when acting within the scope of his employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Prior Inventions, the Executive hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to reproduce, make derivative works of, distribute, publicly perform, publicly display, make, have made, use, sell, import, offer for sale, and otherwise exploit and exercise all such Prior Inventions and Intellectual Property Rights therein.

(d) Definitions.  “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

6. Restrictive Covenants.  The Executive acknowledges and agrees that he has and will have access to secret and confidential information of the Company and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

(a) Confidentiality. The Executive shall not disclose any Confidential Information to any person or entity at any time during the Term or after the separation of Executive from employment with the Company.

(b) Non-Compete.  In consideration of the employment hereunder, the Executive agrees that during his employment and for a period of one (1) year thereafter, the Executive will not (and will cause any entity controlled by the Executive not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the Business of the Company (or with the Business of any Affiliate (as defined herein) of the Company conducting substantially similar activities) (such Affiliates together with the Company, collectively, “Wayside Group”) within any state or commonwealth within the United States, province within Canada, or country within the European Union in which Wayside Group is then doing business or marketing its products or solicit, advise, provide or sell any services or products of the same or similar nature to services or products of Wayside Group to any person or entity.  For purposes of this Agreement, (i) “Business” means the distribution of software, hardware and related information technology services to corporate resellers, value added resellers, consultants and system integrators or any other business in which the Company or any of its Affiliates may be engaged; and (ii) “Affiliate” shall have the meaning assigned to such term in the Securities Act of 1933, as amended.  For purposes of this Agreement, the Executive will be deemed to be engaged in or to have a financial interest in such competitive Business if he is an executive, officer, director, shareholder, joint venturer, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive Business, or if he directly or indirectly performs services for such an entity in a capacity the same as or similar to that which Executive performed for the Company; provided, however, that the foregoing will not prohibit the Executive from owning, for the purpose of passive investment, less than 2% of any class of securities of a publicly held corporation.

(c) Non-Solicitation/Non-Interference.  The Executive agrees that during the Term and for an additional one (1) year after the separation of Executive from employment with the Company, the Executive shall not (and shall cause any entity controlled by the Executive not to), directly or indirectly: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of Wayside Group, or other persons sharing a business relationship with Wayside Group, to cancel, limit or postpone their business with Wayside Group, or otherwise take action which might cause a financial disadvantage of Wayside Group; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of Wayside Group, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with Wayside Group.  For purposes of this Agreement the term “prospective client” shall mean any person, group of associated persons or entity whose business Wayside Group has directly solicited within the one year period prior to the termination of Executive’s employment.

(d) Non-Disparagement.  The parties agree that they will not in any way disparage each other, including current or former officers, directors and employees, nor will they make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the other.

(e) If the Board, in its reasonable discretion, determines that the Executive violated any of the restrictive covenants contained in this Section 6, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Board.

(f) In the event that either any scope or restrictive period set forth in this Section 6 is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances.

(g) The Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 6 by the Executive, the Company may suffer irreparable harm and, therefore, the Company shall be entitled to seek immediate injunctive relief restraining the Executive from such breach or threatened breach of the restrictive covenants contained in this Section 5. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive. The Company acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 6 by the Company, the Executive may suffer irreparable reputation harm and, therefore, the Executive shall be entitled to seek immediate injunctive relief restraining the Company from such breach or threatened breach of the restrictive covenants contained in this Section 6. Nothing herein shall be construed as prohibiting the Executive from pursuing any other remedies available to him for such breach or threatened breach, including the recovery of damages from the Company.

(h) Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.	Sections 409A and 280G of the Internal Revenue Code.

(a) Separation from Service.  Notwithstanding anything in this Agreement to the contrary, to the extent that any severance or other payments or benefits paid or provided to Executive, if any, under this Agreement are considered deferred compensation subject to Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (such payments, the “Deferred Payments”), then to the extent required by Section 409A, no Deferred Payments will be payable unless Executive’s termination of employment also constitutes a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) (a “Separation from Service”). Similarly, no Deferred Payments payable to Executive, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9) will be payable until Executive has a Separation from Service. For clarity, if Executive’s employment with the Company is terminated by Executive or the Company (including, without limitation, by resignation) in a manner entitling Executive to Severance Benefits, but the Executive does not incur a Separation from Service, then any severance payments or benefits that are Deferred Payments and that are not immediately payable under this Section 7(a) will instead be paid to Executive when Executive incurs a Separation from Service, as if  termination of employment occurred on such date notwithstanding that Executive may no longer be employed under this Agreement.

(b) Payment Delay.  If, at the time of Executive’s Separation from Service, the Company determines that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and that delayed commencement of any portion of the Deferred Payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then that portion of the Deferred Payments will not be provided to Executive until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all Deferred Payments deferred under the Payment Delay will be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under this Agreement will be paid as otherwise provided in this Agreement. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service will be made by the Company, in its discretion, in accordance with Section 409A (including, without limitation, Treasury Regulations Section 1.409A-1(i)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the payments under this Agreement, including the severance payments and benefits, will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

(c) Expense Reimbursement.  If required for compliance with Section 409A of the Code, any expenses incurred by Executive that are reimbursed by the Company as a taxable reimbursement under this Agreement will be paid in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) and in accordance with the Company’s standard expense reimbursement policies, but in any event on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts so reimbursed during any taxable year of Executive will not affect the amounts provided in any other taxable year of Executive, and

Executive’s right to reimbursement for these amounts will not be subject to liquidation or exchange for any other benefit.

(d)  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 7(d), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of benefits (other than cash) paid to the Executive; and (2) reduction of cash payments. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.

8. Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action

9. No Conflicts.  The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or by which the Executive is bound and that there are no restrictions, covenants, agreements or limitations on the Executive’s right or ability to enter into and perform the terms of this Agreement, and the Executive agrees to indemnify and save the Company harmless from any liability, cost or expense, including attorney's fees, based upon or arising out of any breach of this Section 9.

10. Waiver.  The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators and heirs. The Executive may not assign any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by the Executive shall be void and of no force and effect.

12. Notices.  All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if sent by telecopy, electronic or digital transmission; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Executive, addressed to:

Dale Foster

814 Lamoka Drive

Odenton MD, 21113

If to the Company, addressed to:

Wayside Technology Group, Inc.

4 Industrial Way W.

Eatontown, New Jersey 07724

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

13.	Miscellaneous.

(a) Governing Law; Jurisdiction/Venue. This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of Delaware without reference to its principles regarding conflicts of law.  Both parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts located in New Jersey.

(b) Waiver of Jury Trial. The parties hereby waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(c) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

(e) Entire Agreement. This Agreement, inclusive of exhibits and schedules, contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.

(f) Representation by Counsel.  Each of the parties hereto acknowledges that: (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions; (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was its or his alone; and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

(g) Survival. The provisions of Sections 4 through 8, and this Section 13 shall survive termination of this Agreement.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. Delivery of facsimile or .pdf, or other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) of signature pages for this Agreement shall be valid and treated for all purposes as delivery of the originals.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has set his hand, all as of the day and year first above written.

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Michael Vesey
	Name:	Michael Vesey
	Its:	Vice President and Chief Financial Officer

EXECUTIVE

/s/ Dale Foster
Dale Foster

Schedule A

Prior Inventions: none

Exhibit A

Release Agreement

This Release Agreement (“Release”) is made by and between Wayside Technology Group, Inc. (the “Company”) and Dale Foster (“you”).  You and the Company entered into an Executive Employment Agreement dated January ___, 2020 (the “Employment Agreement”).  You and the Company hereby further agree as follows:

1. A blank copy of this Release was attached to the Employment Agreement as Exhibit A.

2. Severance Payments.  If either (i) your employment was terminated by the Company without Cause (as defined in the Employment Agreement), or (ii) you resigned for Good Reason, in accordance with the Employment Agreement, then, in consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide the severance benefits set forth in your Employment Agreement.

3. Release by You.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its respective subsidiaries, affiliates, predecessors, current and former directors, members, officers, employees, agents, stockholders, heirs, beneficiaries, its successors and assigns (both individually and in their official capacities), its parents and subsidiaries, and its officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Company Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law.  The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company Parties:

•    has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•    has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Non-Discrimination Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;

•    has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company.  Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on‑the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4. Return of Company Property.  Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you may retain copies of any agreements by and between you and the Company, including, without limitation, your employment agreement, employee proprietary information agreement, inventions, non-competition and non-solicitation agreement, side letter, promissory note, pledge agreement, stock award agreement and other documents related to your equity to which you are a party.  Receipt of the Severance described in paragraph 2 of this Release is expressly conditioned upon return of all such Company property.

5. Confidentiality.  The provisions of this Release will be held in strictest confidence by you and the Company will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the parties may disclose this Release insofar as such disclosure may be required by law.

6. Proprietary Information and Post-Termination Obligations.    You acknowledge your surviving and continuing obligations under the Employment Agreement not to use or disclose any confidential or proprietary information of the Company and its affiliates (as such term is defined in the Securities Act of 1933, as amended) and to refrain from certain solicitation and competitive activities.

7. Non-Disparagement.  You and the Company, acting through its executive officers and directors, agree not to disparage the other party, and in addition with respect to the Company, you agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in each case in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.  Permissibility of Disclosure.  18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9. No Admission.  This Agreement does not constitute an admission by you or the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

10. Breach.    You agree that upon any material breach by you of this Release as determined by an arbitrator or court of competent jurisdiction, you will forfeit all amounts paid or owing to you under this Release.  The parties acknowledge that it may be impossible to assess the damages caused by the other party’s material violation of the terms of paragraphs 4,  5,  6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the non-breaching party.  The parties therefore agree that any such breach of those paragraphs of this Release is a material breach of this Agreement, and, in addition to any and all other damages and remedies available, the non-breaching party shall be entitled to seek an injunction to prevent the other party from violating or breaching this Agreement.

11. Miscellaneous.  This Release constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and performed entirely within Delaware.

COMPANY

Wayside Technology Group, Inc.

By:
[NAME AND TITLE]	Date

EXECUTIVE

Dale Foster	Date